Exhibit 99.1

Kyndryl Completes Separation from IBM

Begins Trading on NYSE as World’s Largest Independent IT Infrastructure Services Provider

NEW YORK, Nov. 4, 2021 -- Kyndryl today announced that it has completed its previously announced spin-off from IBM (NYSE: IBM) and began trading as an independent company on the New York Stock Exchange under the ticker “KD”. Kyndryl celebrated becoming an independent, publicly-traded company by ringing the Opening Bell at the Exchange.

“We are thrilled that Kyndryl is today an independent company -- with 90,000 of the best and brightest professionals, a strong balance sheet and a path to growth,” said Martin Schroeter, Kyndryl's chairman and chief executive officer. “There is a large and growing need for digital transformation services, and our unrivaled global expertise in creating, managing and modernizing mission-critical information systems positions us well in a market that will expand to more than $500 billion by 2024. We look forward to the path ahead, with a flatter and faster company that is at the heart of progress for our customers and for the world.”

Kyndryl launches as the world’s largest IT infrastructure provider, with a differentiated approach that integrates development, security and operations. Kyndryl’s 90,000 professionals worldwide deliver world-class advisory, implementation and managed services to more than 4,000 global customers, including 75% of the Fortune 100 and leading financial services, telecommunications, retail, airline and automotive companies.

Kyndryl begins its independent life with a solid financial position, with $19 billion in annual revenue, investment-grade credit ratings and long-standing customer relationships that drive annuity-like revenue streams. Kyndryl is led by an experienced management team and a Board of Directors comprised of 10 leaders who bring diverse perspectives and experiences spanning technology, financial services, government affairs, and academia.

Kyndryl shares were distributed on the evening of November 3 to shareholders of IBM, who received one Kyndryl share for every five IBM shares owned. IBM has temporarily retained 19.9 percent equity ownership of Kyndryl following this distribution.

Kyndryl (NYSE: KD) designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. Kyndryl’s nearly 90,000 employees serve customers in more than 60 countries around the world. For more information, visit www.kyndryl.com.

Media Contacts

Margaret Popper

Margaret.popper@kyndryl.com

Edward Barbini

Edward.barbini@kyndryl.com

Investor Contact

Ellie Hartman

Eleanor.hartman@kyndryl.com